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EXHIBIT 99.1



FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
June 2, 2005                                         fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


          TOLL BROTHERS FINANCE CORP. ANNOUNCES COMPLETION OF OFFERING OF $300 MILLION OF SENIOR NOTES GUARANTEED BY TOLL BROTHERS, INC.

Horsham, PA, June 2, 2005 -- Toll Brothers, Inc. (NYSE: TOL), today announced that the Company, through its subsidiary Toll Brothers Finance Corp., has completed an offering of $300 million of 5.15% Senior Notes due May 15, 2015. The Company will use a portion of the net proceeds of that offering to redeem all of its $100 million of Toll Corp. 8% Senior Subordinated Notes due 2009. The balance of the net proceeds plus available cash will be used to repay all of its $222.5 million First Huntingdon Finance Corp. Term Loan Facility due July 2005.

The 5.15% Senior Notes were issued in a Rule 144A transaction; they have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 5.15% Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

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